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                                                                    EXHIBIT 99.2

CONTACT: IMNET SYSTEMS, INC.
         RAYMOND L. BROWN
         SENIOR VICE PRESIDENT
         AND CHIEF FINANCIAL OFFICER
         (770) 521-5602

        IMNET ANNOUNCES DELAYED FILING OF PORTIONS OF ITS ANNUAL REPORT

     ATLANTA, GA, SEPTEMBER 30, 1997 -- IMNET Systems, Inc. (Nasdaq/NMS:IMNT) announced today, in connection with its filing of its Annual Report on Form 10-K for the year ended June 30, 1997, that it would, in accordance with Securities and Exchange Commission ("SEC") rules, defer the filing of its audited financial statements pending completion of such audit by KPMG Peat Marwick LLP ("KPMG"), the Company's independent auditors. The Company expects to file its complete Form 10-K within one to seven days.

     Kenneth D. Rardin, the Company's Chairman and Chief Executive Officer, explained that "The Company has deferred filing our fiscal 1997 financial statements in order to allow our auditors additional time to complete their audit. The auditors, however, have not proposed any adjustments to the Company's financial statements, nor have the auditors had any disagreements with the Company over such financial statements."

     Mr. Rardin further noted that "KPMG's need for additional time to complete all of its procedures may be attributable to a confidential informal inquiry made by the SEC to KPMG concerning an anonymous party's letters with comments on the Company's financial statements. After a careful internal review by the Company and its Audit Committee, we are confident that the allegations are without merit and erroneous and that our previously issued financial statements and previously announced fiscal 1997 operating results are accurate."

     Since the letters have been received by KPMG as recently as mid-September, they have needed additional time to complete their audit. KPMG has not advised the Company of any required adjustments to the previously announced financial results of the Company, nor has the SEC asserted that the financial statements are in error, and the Company anticipates that the audit report will be issued imminently. Due to the confidential nature of these procedures and processes, however, the Company will not publicly comment on the specific items raised by the anonymous letters.

     IMNET Systems, Inc., develops and markets electronic healthcare information and document management systems that capture, index, store and retrieve financial information, clinical information and medical images resident on most storage media. IMNET's Electronic Information Warehouse, which supplies the missing link for the implementation of the Electronic Medical Record, is a true enterprise-wide solution that integrates with software from most leading Healthcare Information Systems providers.

     Note regarding Private Securities Litigation Reform Act: Statements made by IMNET which are not historical facts are forward looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. For example, since KPMG has not yet completed its audit, they may encounter unanticipated delays. For further information on risk factors, please refer to IMNET's Form 10-K for the year ended June 30, 1996, including the "Business -- Risk Factors" section thereof.